UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2008

BE AEROSPACE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Stock and Asset Purchase Agreement

On June 9, 2008, BE Aerospace, Inc., a Delaware corporation (the “Company”), entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Honeywell International Inc., a Delaware corporation (“Honeywell”), to acquire Honeywell’s Consumables Solutions business (the “Business”).  The purchase price will consist of at least $800 million of cash, plus an additional $250 million payable in the Company’s common stock; provided, however, that the Company may substitute cash to the extent that the value of six million shares of the Company’s common stock is less than $250 million.  The $250 million stock portion of the purchase price will be valued depending upon the value of the shares, determined as the volume-weighted average share price based on the 10 consecutive trading days ending on, and including, the date that is two trading days prior to the closing date.  The Purchase Agreement contains customary representations and warranties, covenants and closing conditions, including the receipt of regulatory approvals.

As part of the transaction the Company will enter into supply and license agreements to become Honeywell’s exclusive licensee with respect to the sale to the global aerospace industry of Honeywell proprietary fasteners, seals, gaskets and electrical components associated with such products as Honeywell’s Engines, APU’s, avionics, and wheels and brakes.  The Company will also become the exclusive supplier of such consumable products, as well as standard fasteners and consumables to support Honeywell’s internal manufacturing needs.  In addition, in connection with the issuance of shares of the Company’s common stock pursuant to the Purchase Agreement, the Company and Honeywell (including certain of Honeywell’s affiliates) have agreed to enter into a Stockholders Agreement upon the closing of the acquisition of the Business that (i) provides for certain restrictions on the ability of such stockholders to transfer their shares of common stock of the Company, (ii) provides such stockholders with certain registration rights for their shares of common stock of the Company and (iii) contains a standstill provision restricting certain actions by such stockholders.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.  A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  A copy of the press release regarding the transaction was previously furnished as Exhibit 99.1 to the Company’s current report on Form 8-K filed on June 9, 2008.

Commitment Letter

On June 9, 2008, the Company signed a letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A., UBS Loan Finance LLC and Credit Suisse (collectively, the “Initial Lenders”), and J.P. Morgan Securities Inc., UBS Securities LLC and Credit Suisse (as joint lead arrangers and joint bookrunners), pursuant to which the Initial Lenders have committed to loan the Company up to $1,550 million in connection with the acquisition of the Business (the “Debt Financing”).  The Debt Financing consists of a $350 million revolving credit facility (the “Revolving Facility”) and a $1,200 million term loan facility (the “Term Facility”).  The Debt Financing will be used, among other things, to pay the purchase price for the Business, refinance existing indebtedness of the Company and pay related fees and expenses.  The Debt Financing is subject to the negotiation of a mutually acceptable credit agreement (the “Credit Agreement”) and other mutually acceptable definitive documentation, which will include customary representations and warranties, affirmative and negative covenants, financial covenants (including  minimum interest coverage ratio and maximum total leverage ratio tests), and events of default.  Additionally, the Initial Lenders’ obligations to provide the Debt Financing are subject to the satisfaction of specified conditions, including consummation of the acquisition of the Business in accordance with the terms of the Purchase Agreement, the accuracy of specified representations, the absence of changes that could have a materially adverse effect on the Business, the absence of specified defaults, the delivery of a certificate on behalf of the Company with respect to the solvency, and other customary conditions.

The Initial Lenders’ commitments will expire on October 31, 2008.  The Commitment Letter provides that the Term Facility would mature six years after closing of the Debt Financing and the Revolving Facility would mature five years after the closing of the Debt Financing.

The foregoing description of the Commitment Letter is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which will be filed with the Company’s first periodic report which is due after the Credit Agreement is fully-executed.

Item 3.02	Unregistered Sales of Equity Securities.

As described above, pursuant to the Purchase Agreement, the Company has agreed to pay part of the purchase price for the Business with $250 million in the Company’s common stock; provided, however, that the Company may substitute cash to the extent that the value of six million shares of the Company’s common stock is less than $250 million.  The shares of common stock of the Company to be issued pursuant to the Purchase Agreement will be issued to Honeywell (and/or one or more of its affiliates) in a private placement in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The Company has received a representation from Honeywell that it (and its affiliates) is acquiring the shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of federal securities laws. The shares are to be issued upon consummation of the acquisition of the Business.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Stock and Asset Purchase Agreement, dated June 9, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BE AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President
and Chief Financial Officer

Date:    June 11, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
2.1	Stock and Asset Purchase Agreement, dated June 9, 2008.